UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 20, 2005

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with its annual performance review process, on September 22, 2005, Microsoft Corporation (“Microsoft”) increased the compensation of Steve Ballmer, Chief Executive Officer; Bill Gates, Chief Software Architect; James Allchin, co-President, Platform Products & Services Division and Group Vice President; Kevin Johnson, co-President, Platform Products & Services Division and Group Vice President; and Jeff Raikes, President, Business Division and Group Vice President.

As a result of the increases, Mr. Ballmer will receive a salary of $620,000 per year and Mr. Gates will receive a salary of $620,000 per year. Mr. Ballmer and Mr. Gates were each awarded a cash bonus of $400,000 for their service in fiscal year 2005.

Mr. Allchin will receive a salary of $600,000 per year, and was awarded a cash bonus of $430,000 for his fiscal year 2005 service. Mr. Johnson will receive a salary of $600,000 per year and was awarded a cash bonus of $550,000 for 2005 service. Mr. Raikes will receive a salary of $600,000 per year and was awarded a cash bonus of $475,000 for 2005 service.

For fiscal year 2006 each of these executive officers is eligible for an annual cash bonus ranging from 0% to 120% of eligible salary. The employment of each of these executive officers is at-will.

Item 8.01.	Other Events.

On September 20, 2005, Microsoft announced a realignment of the company into three newly-formed divisions covering its seven lines of business, and appointed the following executives to lead these divisions: James Allchin and Kevin Johnson, co-Presidents of the Platform Products & Services Division; Jeff Raikes, President of the Business Division; and Robbie Bach, President of the Entertainment & Devices Division. Mr. Allchin announced his plan to retire at the end of calendar year 2006, following the commercial release of the next-generation Windows Vista operating system.

A copy of the press release announcing the realignment and executive appointments is attached as an exhibit to this filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

99.1	Press Release of Microsoft Corporation dated September 20, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION
(Registrant)

Date: September 28, 2005	/s/ John A. Seethoff
John A. Seethoff
Assistant Secretary

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